UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 8, 2006

Cherokee International Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50593	95-4745032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2841 Dow Avenue, Tustin, California	92780
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (714) 544-6665

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On August 8, 2006, the Board of Directors of Cherokee International Corporation, a Delaware corporation (the “Company”), committed to a plan to terminate the Company’s manufacturing operations in Guadalajara, Mexico by the first quarter of 2007 and move the manufacturing of the majority of products manufactured in that facility to the Company’s newly built manufacturing facility in Shanghai, China.  The purpose of the plan is to consolidate the manufacturing of high volume, low mix products in the Company’s new China facility and reduce the number of the Company’s manufacturing facilities worldwide. The Guadalajara facility encompasses 35,000 square feet in one building and has been in operation since 1988, recently employing approximately 250 full-time and temporary employees in the production of power supplies. The Company owns the building and has begun seeking a buyer for the property.

The Company estimates that, in connection with the implementation of this plan, it will incur total restructuring costs of approximately $900,000 to $1,400,000 to be incurred over the third and fourth quarters of 2006. These costs, all of which are to be paid in cash by the end of the first quarter of 2007, are principally the result of statutory severance benefits in Mexico and some selective stay packages beyond the statutory requirement to help insure the success of the transition. In addition, the total restructuring costs include an immaterial amount the Company expects to incur in connection with the sale of the building, principally related to broker’s fees. Any amounts payable in connection with the sale of the building will be subtracted from proceeds of the sale.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEROKEE INTERNATIONAL CORPORATION

Date: August 10, 2006	By:	/s/ Linster W. Fox
	Name:	Linster W. Fox
	Title:	Executive Vice President, Chief Financial Officer and Secretary